Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S‑8 Number 333-2654 of Covenant Transportation Group, Inc., of our report dated June 1, 2018, with respect to the statement of net assets available for benefits of the Covenant Transportation Group 401(k) & Profit Sharing Plan as of December 31, 2017, which appears in the December 31, 2018 annual report on Form 11-K of the Covenant Transportation Group 401(k) & Profit Sharing Plan.

/s/ LBMC, PC
Brentwood, Tennessee
June 19, 2019
Back to Form 11-K